Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Genpact Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $0.01 per share	Other	11,500,000 shares (2)	$43.19 (3)	$496,685,000 (3)	$92.70 per $1,000,000	$46,043

Total Offering Amounts					$496,685,000		$46,043

Total Fee Offsets							—

Net Fee Due							$46,043

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional Common Shares attributable to these registered shares which become issuable under the Genpact Limited 2017 Omnibus Incentive Compensation Plan (as amended and restated as of May 19, 2022), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding Common Shares.

(2)

Represents 11,500,000 additional shares issuable under the Genpact Limited 2017 Omnibus Incentive Compensation Plan (as amended and restated as of May 19, 2022) (as a result of the amendment and restatement of such plan).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, and calculated on the basis of the average of the high and low prices of the registrant’s Common Shares as reported on the New York Stock Exchange on May 17, 2022.